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                                MERGER QUESTIONS
                                   AND ANSWERS
















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                         Questions and Answers About the
      HealthAxis.com, Inc. ("HealthAxis") - HealthAxis Inc. ("HAI") Merger


Q:     What do I need to do now?

A: Just sign your proxy card and mail it to us in the enclosed return envelope as soon as possible, so that the proxy agents represent your shares at your annual meeting. Both the HAI and HealthAxis annual meetings will take place on ___________, 2000.

Q:     When will HAI and HealthAxis complete the merger?

A: We are working towards completing the merger as quickly as possible and expect to complete it as promptly as practicable following the shareholder meetings.

Q:    Should I send in my stock certificates now?

A: No. After the merger is completed, we will send HealthAxis shareholders written instructions for exchanging their stock certificates. HAI shareholders will keep their current stock certificates.

Q:     What will I receive in the merger?

A: In connection with the merger, each share of HealthAxis preferred stock will convert into one share of HealthAxis common stock. Additionally, as a result of the merger, for each share of HealthAxis common stock outstanding, HAI will issue HealthAxis shareholders 1.334 shares of HAI common stock.

Q: If my broker holds my shares in street name, will my broker vote my shares for me?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares will not be voted on the proposed merger. Not voting your proxy has the same effect as voting against the merger.

Q:     What will happen to fractional shares?

A: HAI will not issue any fractional shares. Instead, HAI will issue HealthAxis shareholders common stock rounded down to the nearest whole number of shares of HAI common stock. HAI will pay shareholders cash for fractional shares.

Q:     What if I want to change my vote?

A: There are three ways in which you may revoke your proxy and change your vote.

       1) Send a written notice to the party to whom you submitted your proxy changing your vote.

       2)    Complete and submit a new proxy card.

       3) If the shares are held in your name, attend the annual meeting and vote in person. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote.

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Q:     Do I have options to vote other than by return mail?

A: Yes. A number of brokerage firms and banks are participating in a program provided through ADP Investor Communications Services that offers telephone and internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the internet at the following address on the World Wide Web: http://www.proxyvote.com. In order to vote via the telephone or Internet, you will need the control number that appears on your voting form.

















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Q.     Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Corporate Investor Communications, Inc. at the following address:

                     Corporate Investor Communications, Inc.
                                111 Commerce Road
                            Carlstadt, NJ 07072-2586
                            Telephone: (800) 483-6862

       You may also contact Steven Kaplan, our Director of Investor Relations, at 610-275-3800.

       We urge you to read the joint proxy statement/prospectus which contains important information and is available for free at the SEC's web site at www.sec.gov. You can also get a free copy by calling 610-275-3800.

       This question and answer brochure is not a substitute for the joint proxy statement/prospectus. Statements in this brochure about our future prospects are forward-looking and are subject to risks and uncertainties that you should consider because they could materially affect our future prospects. These risks and uncertainties include, but are not limited to, historical and anticipated losses; new business challenges; competition; customer concentration; potential conflicts of interest and control by large shareholders, officers or directors. To learn more about the risks and uncertainties related to the merger, please read the joint proxy statement/prospectus, including the section called "Risk Factors," which discusses these risks.










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